UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c) of the Securities Exchange Act of 1934

(Amendment No. )

Check the appropriate box:

☒	Preliminary Information Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14A-6(e)(2))

☐	Definitive Information Statement

IIOT-OXYS, INC.

(Name of Registrant as Specified In Its Charter)

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IIOT-OXYS, INC.

705 Cambridge St.

Cambridge, MA 02141

NOTICE OF ACTION BY WRITTEN CONSENT OF STOCKHOLDERS

NOTICE IS HEREBY GIVEN that the holders of a majority of the voting power of the stockholders of IIOT-OXYS, Inc., a Nevada corporation (the “Company” “we,” “us,” or “our”), have approved the following action without a meeting of stockholders in accordance with Section 78.320 of the Nevada Revised Statutes:

The approval of an amendment to our Articles of Incorporation (the “Articles of Incorporation”) to increase our authorized shares of common stock from 3,000,000,000 to 10,000,000,000.

The action will become effective on or about the 20th day after the definitive information statement is mailed to our stockholders of record.

Stockholders of record at the close of business on July 30, 2025 (the “Record Date”), are entitled to receive a copy of this information statement.

The enclosed information statement contains information pertaining to the matters acted upon.

WE ARE NOT ASKING YOU FOR A PROXY,

AND YOU ARE REQUESTED NOT TO SEND US A PROXY

August [*], 2025	By Order of the Board of Directors
Clifford L. Emmons
Chief Executive Officer

IIOT-OXYS, INC.

705 Cambridge St.

Cambridge, MA 02141

INFORMATION STATEMENT

Action by Written Consent of Stockholders

GENERAL INFORMATION

WE ARE NOT ASKING YOU FOR A PROXY,

AND YOU ARE REQUESTED NOT TO SEND US A PROXY

This information statement is being furnished in connection with the action by written consent of stockholders taken without a meeting described in this information statement. We are mailing this information statement to our stockholders of record on July 30, 2025.

What action was taken by written consent?

We obtained stockholder consent for the approval of an amendment to our Articles of Incorporation to increase our authorized shares of common stock, par value $0.001 per share (the “Common Stock”), from 3,000,000,000 to 10,000,000,000.

How many shares of voting stock were outstanding on July 30, 2025?

On July 30, 2025, the date we received the consent of the holders of a majority of the voting power of our stockholders, there were 566,315,293 shares of Common Stock issued and outstanding, 25,845 shares of our Series A Supervoting Preferred Stock (the “Series A Preferred Stock”) issued and outstanding, 628 shares of Series B Convertible Preferred Stock (the “Series B Preferred Stock”) issued and outstanding, 57 shares of Series C Convertible Preferred Stock (the “Series C Preferred Stock”) issued and outstanding, and 96 shares of Series D Convertible Preferred Stock (the “Series D Preferred Stock”) issued and outstanding.

Each share of Series A Preferred Stock has voting rights equal to:

[twenty times the sum of: {all shares of Common stock issued and outstanding at the time of voting + all shares of Series A Preferred Stock and any newly designated preferred stock issued and outstanding at the time of voting}]

Divided by:

[the number of shares of Series A Preferred Stock issued and outstanding at the time of voting]

The shares of Series A Preferred Stock vote together with the Common Stock as a single class with respect to any and all matters presented to the holders of Common Stock for their action.

Each share of Series B Preferred Stock has voting rights equal to the following:

The Series B Preferred Stock will vote together with the Common Stock on an as converted basis subject to the Beneficial Ownership Limitations (not in excess of 4.99% conversion limitation). However, as long as any shares of Series B Convertible Preferred Stock are outstanding, the Company shall not, without the affirmative vote of the holders of a majority of the then outstanding shares of the Series B Preferred Stock directly and/or indirectly (a) alter or change adversely the powers, preferences or rights given to the Series B Preferred Stock or alter or amend this Certificate of Designation, (b) authorize or create any class of stock ranking as to redemption or distribution of assets upon a liquidation senior to, or otherwise pari passu with, the Series B Preferred Stock or, authorize or create any class of stock ranking as to dividends senior to, or otherwise pari passu with, the Series B Preferred Stock, (c) amend its Articles of Incorporation or other charter documents in any manner that adversely affects any rights of the holders, (d) increase the number of authorized shares of Series B Preferred Stock, or (e) enter into any agreement with respect to any of the foregoing.

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Each share of Series C Preferred Stock has voting rights equal to the following:

The Holder shall be entitled to vote on an as-converted basis (subject to the Beneficial Ownership Limitation), together with the holders of Common Stock, with respect to any question upon which the holders of Common Stock have the right to vote, except as may be otherwise provided by applicable law. Except as otherwise expressly provided herein or as required by law, the Holders of Series C Preferred Stock and the holders of Common Stock shall vote together and not as separate classes.

Each share of Series D Preferred Stock has voting rights equal to the following:

The Preferred Stock will vote together with the common stock on an as-converted basis subject to the Beneficial Ownership Limitations. However, as long as any shares of Preferred Stock are outstanding, the Corporation shall not, without the affirmative vote of the Holders of a majority of the then outstanding shares of the Preferred Stock directly and/or indirectly (a) alter or change adversely the powers, preferences or rights given to the Preferred Stock or alter or amend this Certificate of Designation, (b) authorize or create any class of stock ranking as to redemption or distribution of assets upon a Liquidation (as defined in Section 5) senior to, or otherwise pari passu with, the Preferred Stock or, authorize or create any class of stock ranking as to dividends senior to, or otherwise pari passu with, the Preferred Stock, (c) amend its Articles of Incorporation or other charter documents in any manner that adversely affects any rights of the Holders, (d) increase the number of authorized shares of Preferred Stock, or (e) enter into any agreement with respect to any of the foregoing.

What vote was obtained to approve the amendment to the Articles of Incorporation described in this Information Statement?

We obtained the approval of the holders of 19,821,343 shares of Common Stock, 25,845 shares of Series A Preferred Stock (representing 11,326,838,380 votes), and 57 shares of Series C Preferred Stock (representing 28,259,133 votes) or approximately 95.19% of the voting power of our stockholders.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

Information included in this Information Statement may contain forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). This information may involve known and unknown risks, uncertainties and other factors which may cause the Company's actual results, performance or achievements to be materially different from future results, performance or achievements expressed or implied by any forward-looking statements. Forward-looking statements, which involve assumptions and describe the Company’s future plans, strategies and expectations, are generally identifiable by use of the words “may,” “should,” “expect,” “anticipate,” “estimate,” “believe,” “intend” or “project” or the negative of these words or other variations on these words or comparable terminology. These forward-looking statements are based on assumptions that may be incorrect, and there can be no assurance that these projections included in these forward-looking statements will come to pass. The Company’s actual results could differ materially from those expressed or implied by the forward-looking statements as a result of various factors. The Company undertakes no obligation to update publicly any forward-looking statements for any reason, even if new information becomes available or other events occur in the future.

AMENDMENT TO THE ARTICLES OF INCORPORATION

TO INCREASE AUTHORIZED SHARES OF COMMON STOCK FROM 3,000,000,000 TO 10,000,000,000

Our Board of Directors and the holders of a majority of the voting power of our stockholders have approved an amendment to our Articles of Incorporation to increase our authorized shares of Common Stock from 3,000,000,000 to 10,000,000,000. The increase in our authorized shares of Common Stock will become effective upon the filing of the amendment to our Articles of Incorporation with the Secretary of State of the State of Nevada. We will file the amendment to our Articles of Incorporation to effect the increase in our authorized shares of Common Stock (the “Amendment”) approximately (but not less than) 20 days after the definitive information statement is mailed to stockholders.

The form of the Certificate of Amendment to be filed with the Secretary of State of the State of Nevada is set forth as Appendix A to this Information Statement.

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Outstanding Shares and Purpose of the Amendment

Our Articles of Incorporation currently authorize us to issue a maximum of 3,000,000,000 shares of Common Stock, par value $0.001 per share. As of July 30, 2025, we had 566,315,293 shares of Common Stock issued and outstanding; however, we have entered into a series of financing transactions which require us to maintain a reserve of shares for conversions of outstanding debt and exercise of warrants which are at multiples of the number of shares from time to time issuable thereunder. In addition, in order to obtain future financings, we may be required to have additional authorized and unissued shares reserved for issuance. A summary of our outstanding financing transactions which, pursuant to their various terms, require the increase of authorized shares of Common Stock is as follows:

Stock Incentive Plans

2017 Stock Incentive Plan

Under our 2017 Stock Incentive Plan (the “2017 Plan”), there are 4,500,000 shares of common stock authorized for non-qualified and incentive stock options, restricted stock units, restricted stock grants, and stock appreciation rights, which are subject to adjustment in the event of stock splits, stock dividends, and other situations. As of March 31, 2025, there were 770,000 shares of Common Stock remaining for awards under the 2017 Plan.

2019 Stock Incentive Plan

Under our 2019 Stock Incentive Plan (the “2019 Plan”), there are 5,000,000 shares of common stock authorized for non-qualified and incentive stock options, restricted stock units, restricted stock grants, and stock appreciation rights, which are subject to adjustment in the event of stock splits, stock dividends, and other situations. As of March 31, 2025, there were 1,270,000 shares of Common Stock remaining for awards under the 2019 Plan.

2022 Stock Incentive Plan

Under our 2022 Stock Incentive Plan (the “2022 Plan”), there are 20,000,000 shares of common stock authorized for non-qualified and incentive stock options, restricted stock units, restricted stock grants, and stock appreciation rights, which are subject to adjustment in the event of stock splits, stock dividends, and other situations. As of March 31, 2025, there were 11,800,000 shares of Common Stock remaining for awards under the 2022 Plan.

Convertible Consulting Fees

We have entered into consulting agreements with two of our executive officers pursuant to which our executive officers may, at their election, convert their accrued and unpaid consulting fees into shares of our Common Stock at a 10% discount to the market price over the previous 30 days. We have estimated will need to reserve approximately 850,000,000 shares of Common Stock to account for these conversions.

Convertible Promissory Notes

January 2018 Convertible Note and March 2019 Convertible Note and Warrants

On January 22, 2018, we issued a Senior Secured Convertible Promissory Note, as amended, in the principal amount of $500,000 to Sergey Gogin (the “2018 Note”). In addition, on March 6, 2019, we issued a Senior Secured Convertible Promissory Note, as amended, in the principal amount of $50,000 to YVSGRAMORAH LLC (the “2019 Note” and, together, with the 2018 Note, the “Notes”).

On July 25, 2023, the Board of Directors of the Company approved the Company entering into amendments (the “Amendments”) to each of the Notes effective March 1, 2023 which extend the maturity dates to March 1, 2024, subject to additional one-year extensions in the event we do not receive prior written notice from the holder of the holder’s refusal to extend the maturity date.

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In addition, beginning on July 21, 2023, at the option of the holder, the holder may only convert an aggregate of $50,000 of the Notes into shares of our Common Stock over the following three months and the holder may only convert additional aggregates of $50,000 over each three-month period (the “Quarterly Periods”). If during any Quarterly Period, either holder makes a conversion during the third month of the Quarterly Period, neither of the holders shall make any subsequent conversions until at least one month has passed. During any Quarterly Period, in the event that the average daily trading amount is at least $25,000 for the prior 30 days, the holder may convert an aggregate of $100,000 for the remainder of the Quarterly Period. Under each Note, “daily trading amount” means the daily amount of shares traded multiplied by the lowest traded daily share price. Under no circumstances may the holders, in the aggregate, convert more than $100,000 during any Quarterly Period.

The conversion price under each Note was amended to the volume-weighted average price (“VWAP”) per share of our Common Stock (subject to adjustments) for the previous ten trading days.

Lastly, the 2018 Note was amended to require the issuance of $20,000 of shares of our Common Stock (the “1st Incentive Shares”), upon the request of the holder, at the VWAP for the previous ten trading days. Upon full conversion of the Notes, we are also required to issue to Mr. Gogin $50,000 worth of shares of our Common Stock (the “2nd Incentive Shares”) at the VWAP for the previous ten trading days.

The unpaid aggregate balance of the Notes was $504,394 as of March 31, 2025. We have estimated will need to reserve approximately 725,000,000 shares of Common Stock to account for these conversions.

August 2019 Convertible Note

On August 2, 2019, we entered into a Securities Purchase Agreement with a related-party investor for the purchase of a 12% Secured Convertible Note in the principal amount of up to $125,000. The note was originally convertible into shares of our common stock at a rate of $0.08 per share. $75,000, $25,000, and $25,000 subscription funds were received by us from the investor on August 2, 2019, September 6, 2019, and October 16, 2019, respectively.

The unpaid balance of the note is $207,430 as of March 31, 2025, and the note is convertible at $0.0006 per share. We have estimated will need to reserve approximately 350,000,000 shares of Common Stock to account for these conversions.

July 2020 Convertible Note

In connection with entering into the Equity Financing Agreement, on July 29, 2020, we issued to GHS Investments, LLC (“GHS”) a Convertible Promissory Note in the principal amount of $75,000 (the “$75k Note”). The $75k Note is convertible at any time, upon the election of GHS, into shares of the Company’s Common Stock at $0.0006 per share. We have agreed to reserve two-and-a-half times the amount of shares of Common Stock into which the $75k Note is convertible.

The unpaid balance of the $75k Note is $15,409 as of March 31, 2025. We have estimated will need to reserve approximately 65,000,000 shares of Common Stock to account for these conversions.

Preferred Stock

Series A Supervoting Preferred Stock

We currently have issued and outstanding 25,845 shares of Series A Preferred Stock. Each share of Series A Preferred Stock is convertible into 100 shares of our Common Stock. We will need to reserve 2,584,500 shares of Common Stock to account for these conversions.

Series B Convertible Preferred Stock

We currently have issued and outstanding 628 shares of Series B Preferred Stock. The Series B Preferred Stock is convertible to shares of our Common Stock at a price equal to the lowest traded price for our Common Stock during the 25 trading days preceding any conversion. Under the Certificate of Designation, we will reserve two-and-a-half times the amount of shares of Common Stock into which the Series B Preferred Stock is convertible. We have estimated this amount to be 3,125,000,000.

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Series C Convertible Preferred Stock

We currently have issued and outstanding 57 shares of Series C Preferred Stock. The Series C Preferred Stock is convertible to shares of our Common Stock at a price equal to the VWAP for our Common Stock during the 10 trading days preceding any conversion. Under the Certificate of Designation, we will reserve the amount of shares of Common Stock into which the Series C Preferred Stock is convertible. We have estimated this amount to be 115,000,000.

Series D Convertible Preferred Stock

We currently have issued and outstanding 96 shares of Series D Preferred Stock. The Series D Preferred Stock is convertible to shares of our Common Stock at a price equal to 80% of the lowest traded price for our Common Stock during the 10 trading days preceding any conversion. Under the Certificate of Designation, we will reserve two times the amount of shares of Common Stock into which the Series D Preferred Stock is convertible. We have estimated this amount to be 480,000,000.

Security	Shares Issued and Estimated Shares Required to be Reserved Out of Authorized
Outstanding shares of Common Stock:	566,315,293 shares of Common Stock
Shares of Common Stock remaining to be issued under stock incentive plans:	13,840,000 shares of Common Stock
Shares of Common Stock to be issued pursuant to conversions of accrued and unpaid consulting fees:	850,000,000 shares of Common Stock
Shares of Common Stock to be issued pursuant to conversions of outstanding convertible debt:	1,114,000,000 shares of Common Stock
Shares of Common Stock to be issued pursuant to conversions of issued and outstanding shares of Series A Supervoting Preferred Stock:	2,584,500 shares of Common Stock
Shares of Common Stock to be reserved pursuant to Series B Convertible Preferred designation:	3,125,000,000 shares of Common Stock
Shares of Common Stock to be reserved pursuant to Series C Convertible Preferred designation:	115,000,000 shares of Common Stock
Shares of Common Stock to be reserved pursuant to Series D Convertible Preferred designation:	480,000,000 shares of Common Stock
Total:	6,266,739,793 shares of Common Stock

The shares of Series B Preferred Stock, Series C Preferred Stock, and Series D Preferred Stock are (as well as some of our convertible debt upon default) are convertible at rates that are dependent upon the trading price of our Common Stock from time to time. As a result, the number of shares of Common Stock issuable under these arrangements is variable.

Based on the above, the Board of Directors believes that the increase in our authorized Common Stock will allow us to comply with existing financing agreements and will also provide us greater flexibility with respect to the Company’s capital structure for purposes of obtaining additional financing.

Effects of the Increase in Authorized Common Stock

In the event of conversions of shares of preferred stock, outstanding convertible debt, and the exercise of warrants and the resulting increase in outstanding shares of Common Stock, the additional shares of Common Stock will have the same rights as the presently authorized shares, including the right to cast one vote per share of Common Stock. Although conversions of shares of preferred stock, debt conversions, and the authorization of additional shares will not, in itself, have any effect on the rights of any holder of our Common Stock, the future issuance of additional shares of Common Stock pursuant to the conversions of preferred stock, outstanding debt, among others (other than by way of a stock split or dividend), would have the effect of diluting existing stockholders.

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At present, the Board of Directors has no specific plans to issue the additional shares of Common Stock authorized by the Amendment (except as disclosed above). However, we anticipate that some of these additional shares will be used in the future for various purposes without further stockholder approval, except as such approval may be required in particular cases by our charter documents, applicable law or the rules of any stock exchange or other quotation system on which our securities may then be listed. These purposes may include: raising capital, providing equity incentives to employees, officers or directors, establishing strategic relationships with other companies, and expanding our business or product lines through the acquisition of other businesses or products.

We could also use the additional shares of Common Stock that will become available pursuant to the Amendment to oppose a hostile takeover attempt or to delay or prevent changes in control or management of the Company. Although the Board’s approval of the Amendment was not prompted by the threat of any hostile takeover attempt (nor is the Board currently aware of any such attempts directed at us), stockholders should be aware that the Amendment could facilitate future efforts by us to deter or prevent changes in control of the Company, including transactions in which stockholders of the Company might otherwise receive a premium for their shares over then current market prices.

BENEFICIAL OWNERSHIP OF SECURITIES AND SECURITY OWNERSHIP OF MANAGEMENT

The following table and footnotes thereto set forth information regarding the number of shares of common stock beneficially owned by (i) each director and named executive officer of our company, (ii) each person known by us to be the beneficial owner of 5% or more of its issued and outstanding shares of common stock, and (iii) named executive officers, executive officers, and directors of the Company as a group as of the Record Date. In calculating any percentage in the following table of common stock beneficially owned by one or more persons named therein, the following table assumes 566,315,293 shares of common stock outstanding. Unless otherwise further indicated in the following table, the footnotes thereto and/or elsewhere in this Annual Report, the persons and entities named in the following table have sole voting and sole investment power with respect to the shares set forth opposite the shareholder’s name, subject to community property laws, where applicable. Unless otherwise indicated in the following table and/or the footnotes thereto, the address of our named executive officers and directors in the following tables is: 705 Cambridge Street, Cambridge, MA 02141.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)		Percent of Class (1)
Named Executive Officers and Directors
Clifford Emmons	326,986,667	(2)	36.11%
Karen McNemar	356,015,667	(3)	38.10%
Vidhyadhar Mitta	248,412,438	(4)	29.86%
Executive Officers, Named Executive Officers, and Directors as a Group (3 Persons)	931,414,772		60.00%

_____________________

(1)	Under Rule 13d-3 of the Exchange Act, a beneficial owner of a security includes any person who, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise has or shares: (i) voting power, which includes the power to vote, or to direct the voting of shares; and (ii) investment power, which includes the power to dispose or direct the disposition of shares. Certain shares may be deemed to be beneficially owned by more than one person (if, for example, persons share the power to vote or the power to dispose of the shares). In addition, shares are deemed to be beneficially owned by a person if the person has the right to acquire the shares (for example, upon exercise of an option) within 60 days of the date as of which the information is provided. In computing the percentage ownership of any person, the amount of shares outstanding is deemed to include the number of shares beneficially owned by such person (and only such person) by reason of these acquisition rights. As a result, the percentage of outstanding shares of any person as shown in the above table does not necessarily reflect the person’s actual ownership or voting power with respect to the number of shares of common stock actually outstanding on the Record Date.

(2)	Includes 319,926,667 shares of Common Stock issuable upon the conversion of $287,934 in accrued and unpaid consulting fees as of March 31, 2025. Also includes 780,000 shares issuable upon the conversion of shares of Series A Preferred Stock owned by Mr. Emmons.

(3)	Includes 349,606,667 shares of Common Stock issuable upon the conversion of $314,646 in accrued and unpaid consulting fees as of March 31, 2025. Also includes 604,500 shares issuable upon the conversion of shares of Series A Preferred Stock owned by Ms. McNemar.

(4)	Includes 1,562,500 shares issuable upon the exercise of warrants. Also includes 247,038,095 shares issuable upon the conversion of a note issued to Mr. Mitta as of March 31, 2025. Lastly, includes 1,200,000 shares issuable upon the conversion of shares of Series A Preferred Stock owned by Mr. Mitta.

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The following table sets forth information known to us regarding the beneficial ownership of our Series A Supervoting Preferred Stock as of the Record Date.

Title of Class	Name and address of beneficial owner	Amount and nature of beneficial ownership	Percent of Class
Series A Supervoting Preferred Stock	Vidhyadhar Mitta	12,000	46.43%
	Clifford L. Emmons	7,800	30.18%
	Karen McNemar	6,045	23.39%

The following table sets forth information known to us regarding the beneficial ownership of our Series B Convertible Preferred Stock as of the Record Date.

Title of Class	Name and address of beneficial owner (1)	Amount and nature of beneficial ownership	Percent of Class
Series B Convertible Preferred Stock	GHS Investments, LLC	628	100%

The following table sets forth information known to us regarding the beneficial ownership of our Series C Convertible Preferred Stock as of the Record Date.

Title of Class	Name and address of beneficial owner (1)	Amount and nature of beneficial ownership	Percent of Class
Series C Convertible Preferred Stock	Cambridge MedSpace LLC	57	100%

The following table sets forth information known to us regarding the beneficial ownership of our Series D Convertible Preferred Stock as of the Record Date.

Title of Class	Name and address of beneficial owner (1)	Amount and nature of beneficial ownership	Percent of Class
Series D Convertible Preferred Stock	GHS Investments, LLC	96	100%

DESCRIPTION OF SECURITIES

General

Our current authorized capital stock consists of 3,000,000,000 shares of common stock, and 10,000,000 shares of preferred stock, par value $0.001 per share, of which we have designated 25,845 shares as Series A Supervoting Preferred Stock, 600 shares as Series B Convertible Preferred Stock, 5,000 shares as Series C Convertible Preferred Stock, and 210 shares as Series D Convertible Preferred Stock. Our Board of Directors can, without shareholder approval, cause additional shares of preferred stock to be issued and may determine the price, rights, preferences, privileges and restrictions, including voting rights, of those additional shares. If our Board of Directors causes additional shares of preferred stock to be issued, the rights of the holders of our common stock could be adversely affected. Our Board of Directors’ ability to determine the terms of preferred stock and to cause its issuance, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire a majority of our outstanding voting stock. Additional preferred shares issued by our Board of Directors could include voting rights, or even super voting rights, which could shift the ability to control the Company to the holders of the preferred stock. Additional preferred shares could also have conversion rights into shares of common stock at a discount to the market price of the common stock which could negatively affect the market for our common stock. In addition, additional preferred shares could have preference in the event of liquidation of the Company, which means that the holders of additional preferred shares would be entitled to receive the net assets of the Company distributed in liquidation before the common stock holders receive any distribution of the liquidated assets. We have no current plans to issue any additional shares of preferred stock, except pursuant to our existing agreements with GHS.

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Common Stock

The holders of outstanding common shares are entitled to receive dividends out of assets or funds legally available for the payment of dividends of such times and in such amounts as the board from time to time may determine. Holders of common stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders. There is no cumulative voting of the election of directors then standing for election. The common shares are not entitled to pre-emptive rights and are not subject to conversion or redemption. Upon liquidation, dissolution or winding up of the Company, the assets legally available for distribution to stockholders are distributable ratably among the holders of the common shares after payment of liquidation preferences, if any, on any outstanding payment of other claims of creditors. Each outstanding common share is duly and validly issued, fully paid and non-assessable.

Preferred Stock

Our Articles of Incorporation authorize us to issue 10,000,000 shares of preferred stock, par value $0.001 per share. Our Board of Directors has the authority to issue additional shares of preferred stock in one or more series, and fix for each series, the designation of and number of shares to be included in each such series. Our Board of Directors is also authorized to set the powers, privileges, preferences, and relative participating, optional or other rights, if any, of the shares of each such series and the qualifications, limitations or restrictions of the shares of each such series.

Unless our Board of Directors provides otherwise, the shares of all series of preferred stock will rank on parity with respect to the payment of dividends and to the distribution of assets upon liquidation. Any issuance by us of shares of our preferred stock may have the effect of delaying, deferring or preventing a change of our control or an unsolicited acquisition proposal. The issuance of preferred stock also could decrease the amount of earnings and assets available for distribution to the holders of common stock or could adversely affect the rights and powers, including voting rights, of the holders of common stock.

Series A Supervoting Preferred Stock

Pursuant to the Certificate of Designation for the Series A Preferred Stock, the material features of the Preferred Stock include the following:

Dividends

Initially, there will be no dividends due or payable on the Series A Supervoting Preferred Stock.

Liquidation Rights

Upon the occurrence of a Liquidation Event (as defined below), the holders of Series A Supervoting Preferred Stock are entitled to receive net assets on a pro-rata basis. Each holder of Series A Supervoting Preferred Stock is entitled to receive ratably any dividends declared by the Board, if any, out of funds legally available for the payment of dividends. As used herein, “Liquidation Event” means (i) the liquidation, dissolution or winding-up, whether voluntary or involuntary, of the Company, (ii) the purchase or redemption by the Company of shares of any class of stock or the merger or consolidation of the Company with or into any other corporation or corporations, or (iii) the sale, license or lease of all or substantially all, or any material part of, the Company’s assets.

Conversion Rights

Each holder of Series A Supervoting Preferred Stock may voluntarily convert its shares into shares of Common Stock of the Company at a rate of 1:100 (as may be adjusted for any combinations or splits with respect to such shares).

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Voting Rights

If at least one share of Series A Supervoting Preferred Stock is issued and outstanding, then the total aggregate issued shares of Series A Supervoting Preferred Stock at any given time, regardless of their number, shall have voting rights equal to 20 times the sum of: i) the total number of shares of Common stock which are issued and outstanding at the time of voting, plus ii) the total number of shares of all Series of Preferred stocks which are issued and outstanding at the time of voting.

Each individual share of Series A Supervoting Preferred Stock shall have the voting rights equal to:

[twenty times the sum of: {all shares of Common stock issued and outstanding at the time of voting + all shares of Series A and any newly designated Preferred stock issued and outstanding at the time of voting}]

Divided by:

[the number of shares of Series A Supervoting Preferred Stock issued and outstanding at the time of voting]

Series B Convertible Preferred Stock

Pursuant to the Certificate of Designation for the Series B Preferred Stock, the material features of the Preferred Stock include the following:

•	The Preferred Stock is convertible to shares of the Company’s common stock at a price equal to the lowest trading price for the Company’s common stock during the 25 trading days preceding any conversion;

•	Conversions are limited so that no conversion may be made to the extent that, following a conversion, the beneficial ownership of GHS and its affiliates would be more than 4.99% of the Company’s outstanding shares of common stock;

•	The Preferred Stock is entitled to receive dividends at an annual rate of 12% on the stated value thereof, payable quarterly;

•	At the Company’s option, dividend payments may be made in cash or by the issuance of additional shares of Preferred Stock, valued at the stated value ($1,200 per share) thereof;

•	The Preferred Stock may, at the Company’s option, be redeemed by the Company’s payment of the stated value thereof with the following premiums based on the time of the redemption:

o	115% of the stated value if the redemption takes place within 90 days of issuance;

o	120% of the stated value if the redemption takes place after 90 days and within 120 days of issuance;

o	125% of the stated value if the redemption takes place after 120 days and within 180 days of issuance; and

o	each share of Preferred Stock is redeemed one year from the day of issuance.

•	The Preferred Stock will vote together with the Company’s common stock on an as-converted basis on all matters submitted to a vote of the Company’s shareholders, but not in excess of the 4.99% conversion limitation;

•	Holders of the Preferred Stock are entitled to “piggy-back” registration rights, and may, at their option, include the shares of common stock issuable upon conversion of the Preferred Stock in any future registration statement to be filed by the Company;

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•	If the Company fails to timely deliver the required shares of common stock upon a conversion of the Preferred Stock, or if the Company otherwise breaches the material covenants of the COD, the Company will incur significant financial penalties, including, but not limited to, the payment of liquidated damages and the forced redemption of the Preferred Stock at the sum of (a) the greater of (i) 135% of the stated value and (ii) the product of (y) the VWAP on the trading day immediately preceding the date of the triggering event, multiplied by (z) the stated value divided by the then applicable conversion price (b) all accrued but unpaid dividends and (c) all liquidated damages, late fees, and other costs and expenses due (the sum of (a), (b), and (c), the “Triggering Redemption Amount”). The holder may also (i) redeem all of the Preferred Stock through the issuance of shares of common stock equal to the quotient of (x) the Triggering Redemption Amount, divided by (y) the lowest of (1) the conversion price, and (2) 75% of the average of the 10 VWAPs immediately prior to the date of election, and (ii) increase the dividend rate on all of the outstanding Preferred Stock held by the holder retroactively to the initial closing date to 18% per annum thereafter.

Under additional covenants set forth in the COD, holders of the Preferred Stock enjoy certain other rights, including:

•	The right to have the conversion price adjusted downward to match the conversion price of any newly-issued variable price convertible security with a conversion price more favorable than that set forth in the COD;

•	The right to participate in any future rights offerings; and

•	The right to participate in any future financings the Company may conduct.

Series C Convertible Preferred Stock

Ranking

The Series C Preferred Stock shall rank, as to dividends and upon Liquidation (as defined in Section 4(a) hereof), (a) senior and prior to Junior Securities issued by the Company; (b) pari passu and on parity with any other class or series of Preferred Stock hereafter created specifically ranking, by its terms, on parity with the Series C Preferred Stock; (c) junior to the Series B Preferred Stock; and (d) junior to any class or series of capital stock of the Company hereafter created specifically ranking, by its terms, senior to the Series C Preferred Stock. All equity securities of the Company to which the Series C Preferred Stock ranks prior upon liquidation, including, without limitation, the Company’s common stock, are collectively referred to herein as “Junior Securities.”

Dividends

(a)	Dividends in Cash or in Kind. Each share of Series C Preferred Stock shall be entitled to receive, and the Corporation shall pay cumulative dividends of 12% per annum, payable quarterly, beginning on the issuance date and ending on the date that such share of Series C Preferred Share has been converted (the "Dividend End Date"). Dividends may be paid in cash or in shares of Series C Preferred Stock.

(b)	Participating Dividends on As-Converted Basis. From and after the issuance date, in addition to the payment of dividends pursuant to Section 3(a), each Holder shall be entitled to receive, and the Corporation shall pay, dividends on shares of Series C Preferred Stock equal to (on an as-if-converted-to-Common-Stock basis) and in the same form as dividends actually paid on shares of the Common Stock when, as and if such dividends are paid on shares of the Common Stock. The Corporation shall pay no dividends on shares of the Common Stock unless it simultaneously complies with the previous sentence.

(c)	Dividend Calculations. Dividends on the Series C Preferred Stock shall be calculated on the basis of a 360-day year, consisting of twelve (12) thirty (30) calendar day periods, and shall accrue and compound daily commencing on the issuance date, and shall be deemed to accrue from such date whether or not earned or declared and whether or not there are profits, surplus or other funds of the Corporation legally available for the payment of dividends. Dividends shall cease to accrue with respect to any Series C Preferred Stock redeemed or converted, provided that the Corporation actually delivers the shares of Common Stock issuable upon conversion of the shares of Series C Preferred Stock in accordance with the terms hereof.

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(d)	Late Fees. Any dividends that are not paid on the dividend payment date shall continue to accrue and shall entail a late fee ("Late Fees"), which must be paid in cash, at the rate of 18% per annum or the lesser rate permitted by applicable law which shall accrue and compound daily from the dividend payment date through and including the date of actual payment in full.

(e)	Other Securities. So long as any Series C Preferred Stock shall remain outstanding, neither the Corporation nor any subsidiary thereof shall redeem, purchase or otherwise acquire directly or indirectly any Junior Securities or pari passu securities other than any Series C Preferred Stock purchased to the terms of this Certificate of Designation. So long as any Series C Preferred Stock shall remain outstanding, neither the Corporation nor any subsidiary thereof shall directly or indirectly pay or declare any dividend or make any distribution upon (other than a dividend or distribution described in Section 3 or dividends due and paid in the ordinary course on preferred stock of the Corporation at such times when the Corporation is in compliance with its payment and other obligations hereunder), nor shall any distribution be made in respect of any Junior Securities or pari passu securities as long as any dividends due on the Series C Preferred Stock remain unpaid, nor shall any monies be set aside for or applied to the purchase or redemption (through a sinking fund or otherwise) of any Junior Securities or pari passu securities.

Liquidation Preference

Upon any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary (a “Liquidation”), the holders shall be paid, in preference and prior to any payment made to the holders of the Junior Securities and any other stock ranking in liquidation junior to the Series C Preferred Stock, an amount per share equal to the Stated Value (as defined in the Designation) (such amount is referred to herein as the “Liquidation Preference”). If upon a Liquidation Event (as defined in the Designation), the assets to be distributed among the holders shall be insufficient to permit payment in full to the holders of the Liquidation Preference, then the entire assets of the Company shall be distributed ratably among such holders in proportion to the full respective Liquidation Preference to which they are entitled.

Conversion Rights

The holder shall have the right, at any time to convert such shares into Common Stock into that number of shares of common stock (subject to the Beneficial Ownership Limitation (as defined in the Designation)) determined by dividing the Stated Value (as defined in the Designation) of such share of Series C Preferred Stock by the Optional Conversion Rate (each, an “Optional Conversion”) at a conversion rate of the volume-weighted average price for the Company’s common stock for the ten Trading Days immediately preceding the date of such conversion (the “Optional Conversion Rate”).

Voting Rights

The holder shall be entitled to vote on an as-converted basis (subject to the Beneficial Ownership Limitation (as defined in the Designation)), together with the holders of Common Stock, with respect to any question upon which the holders of Common Stock have the right to vote, except as may be otherwise provided by applicable law. Except as otherwise expressly provided in the Designation or as required by law, the holders of Series C Preferred Stock and the holders of Common Stock shall vote together and not as separate classes.

Series D Convertible Preferred Stock

The material features of the Series D Preferred Stock include the following:

•	The Series D Preferred Stock is convertible to shares of the Company’s common stock at a price equal to a fixed price equal to 80% of the lowest traded price for the Company’s common stock for the ten trading days immediately preceding the execution date of the Securities Purchase Agreement pursuant to which shares of Series D Preferred Stock are issued (the “Market Price”);

•	If on the 90th calendar day and 180th calendar day following the first closing, the conversion price then in effect is greater than the lowest closing price of the Common Stock on the principal market on any trading day during the five trading day period ended on, and including, the trading day ended immediately prior to such applicable adjustment date (the “Adjustment Price”), the conversion price will automatically lower to the Adjustment Price.

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•	Conversions are limited so that no conversion may be made to the extent that, following a conversion, the beneficial ownership of GHS and its affiliates would be more than 4.99% of the Company’s outstanding shares of common stock;

•	Each share of Series D Preferred Stock is entitled to receive, and the Company will pay, cumulative dividends of 12% per annum, payable quarterly, beginning on the issuance date and ending on the date that such share of Series D Preferred Stock has been converted or redeemed and such dividends may be paid in cash or in shares of Series D Preferred Stock, at the Company’s discretion;

•	The Series D Preferred Stock may, at the Company’s option, be redeemed by the Company’s payment of the stated value thereof with the following premiums based on the time of the redemption:

o	115% of the stated value if the redemption takes place within 90 days of issuance;

o	120% of the stated value if the redemption takes place after 90 days and within 120 days of issuance;

o	125% of the stated value if the redemption takes place after 120 days and within 180 days of issuance; and

o	each share of Series D Preferred Stock is redeemed one year from the day of issuance.

•	The Series D Preferred Stock will vote together with the Company’s common stock on an as-converted basis on all matters submitted to a vote of the Company’s shareholders, but not in excess of the 4.99% conversion limitation;

•	Holders of the Series D Preferred Stock are entitled to “piggy-back” registration rights, and may, at their option, include the shares of common stock issuable upon conversion of the Series D Preferred Stock in any future registration statement to be filed by the Company;

•	If the Company fails to timely deliver the required shares of common stock upon a conversion of the Series D Preferred Stock, or if the Company otherwise breaches the material covenants of the COD, the Company will incur significant financial penalties, including, but not limited to, the payment of liquidated damages and the forced redemption of the Series D Preferred Stock at the sum of (a) 135% of the stated value, (b) all accrued but unpaid dividends, and (c) all liquidated damages, late fees and other costs, expenses or amounts due in respect of the Series D Preferred Stock including, but not limited to legal fees and expenses of legal counsel to the holder in connection with, related to and/or arising out of a Triggering Event (as defined in the COD) (the sum of (a), (b), and (c), the “Triggering Redemption Amount”). If the Company fails to pay in full the Triggering Redemption Amount on the date such amount is due, the Company will pay dividends at a rate equal to the lesser of 12% per annum or the maximum rate permitted by applicable law, accruing and compounding daily from such date until the Triggering Redemption Amount, plus all such interest thereon, is paid in full.

Under additional covenants set forth in the COD, holders of the Series D Preferred Stock enjoy certain other rights, including:

•	The right to participate in any future rights offerings; and

•	The right to participate in any future financings the Company may conduct.

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Nevada Anti-Takeover Laws

The Nevada “Acquisition of Controlling Interest” statutes generally provide that any person or entity that acquires 20% or more of the outstanding voting shares of a publicly-held Nevada corporation in the secondary public or private market may be denied voting rights with respect to the acquired shares, unless a majority of the disinterested shareholders of the corporation elects to restore such voting rights in whole or in part. The control share acquisition act provides that a person or entity acquires “control shares” whenever it acquires shares that, but for the operation of the control share acquisition act, would bring its voting power within any of the following three ranges: (1) 20 to 33 1/3%, (2) 33 1/3 to 50%, or (3) more than 50%. A “control share acquisition” is generally defined as the direct or indirect acquisition of either ownership or voting power associated with issued and outstanding control shares. The shareholders or board of directors of a corporation may elect to exempt the stock of the corporation from the provisions of the control share acquisition act through adoption of a provision to that effect in the Articles of Incorporation or Bylaws of the corporation. Our Articles of Incorporation and Bylaws do not exempt our common stock from the control share acquisition act. The control share acquisition act is applicable only to shares of “Issuing Corporations” as defined by the act. An Issuing Corporation is a Nevada corporation, which; (1) has 200 or more shareholders, with at least 100 of such shareholders being both shareholders of record and residents of Nevada; and (2) does business in Nevada directly or through an affiliated corporation.

At this time, we do not have 100 shareholders of record resident of Nevada. Therefore, the provisions of the control share acquisition act do not apply to acquisitions of our shares and will not until such time as these requirements have been met. At such time as they may apply to us, the provisions of the control share acquisition act may discourage companies or persons interested in acquiring a significant interest in or control of the company, regardless of whether such acquisition may be in the interest of our shareholders.

The Nevada “Combination with Interested Stockholders Statute” may also have an effect of delaying or making it more difficult to effect a change in control of the company. This statute prevents an “interested stockholder” and a resident domestic Nevada corporation from entering into a “combination,” unless certain conditions are met. The statute defines “combination” to include any merger or consolidation with an “interested stockholder,” or any sale, lease, exchange, mortgage, pledge, transfer or other disposition, in one transaction or a series of transactions with an “interested stockholder” having; (1) an aggregate market value equal to 5% or more of the aggregate market value of the assets of the corporation; (2) an aggregate market value equal to 5% or more of the aggregate market value of all outstanding shares of the corporation; or (3) representing 10% or more of the earning power or net income of the corporation. An “interested stockholder” means the beneficial owner of 10% or more of the voting shares of a resident domestic corporation, or an affiliate or associate thereof. A corporation affected by the statute may not engage in a “combination” within three years after the interested stockholder acquires its shares unless the combination or purchase is approved by the board of directors before the interested stockholder acquired such shares. If approval is not obtained, then after the expiration of the three-year period, the business combination may be consummated with the approval of the board of directors or a majority of the voting power held by disinterested stockholders, or if the consideration to be paid by the interested stockholder is at least equal to the highest of: (1) the highest price per share paid by the interested stockholder within the three years immediately preceding the date of the announcement of the combination or in the transaction in which he became an interested stockholder, whichever is higher; (2) the market value per common share on the date of announcement of the combination or the date the interested stockholder acquired the shares, whichever is higher; or (3) if higher for the holders of preferred stock, the highest liquidation value of the preferred stock. The effect of Nevada’s business combination law is to potentially discourage parties interested in taking control of the company from doing so if it cannot obtain the approval of our board of directors.

Dividend Policy

We have never declared or paid any cash dividends on our common stock and do not intend to pay dividends for the foreseeable future.

DISSENTER’S RIGHTS

Under the Nevada Revised Statutes, holders of shares of Common Stock are not entitled to dissenters’ rights with respect to any aspect of the Amendment, and we will not independently provide holders with any such right.

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INTEREST OF CERTAIN PERSONS IN THE AMENDMENT

No director, executive officer, associate of any director or executive officer or any other person has any substantial interest, direct or indirect, by security holdings or otherwise, in the Amendment which is not shared by all other holders of the shares of Common Stock.

AVAILABLE INFORMATION

We are subject to the information and reporting requirements of the Exchange Act and in accordance with such Act we file periodic reports, documents and other information with the Securities and Exchange Commission relating to our business, financial statements and other matters. Such reports and other information may be inspected and are available for copying at the public reference facilities of the Securities and Exchange Commission at 100 F Street, N.E., Washington D.C. 20549 or may be accessed at www.sec.gov.

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Appendix A

CERTIFICATE OF AMENDMENT

TO ARTICLES OF INCORPORATION FOR NEVADA PROFIT CORPORATIONS

(Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)

1.	Name of Corporation: IIOT-OXYS, Inc.

2.	The Articles have been amended as follows:

Section 3 is hereby amended to read as follows:

3. Authorized Stock:

Number of shares with par value: 10,010,000,000

Par value per share: $0.001

Number of shares without par value: 0

The aggregate number of shares which the Corporation shall have the authority to issue is ten billion ten million (10,010,000,000) shares. Ten billion (10,000,000,000) shares shall be designated common stock and shall have a par value of $0.001. Ten million (10,000,000) shares shall be designated preferred stock and shall have a par value of $0.001 per share.

3.             The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the Articles of Incorporation have voted in favor of the amendment is: 95.19%.

4.	Effective date of filing: (optional)

5.	Signature:

Clifford L. Emmons, Chief Executive Officer

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